*********************  CALIFORNIA INCOME SERIES  ********************

Supplemental Proxy Information
(Unaudited)

A meeting of the Fund's shareholders was held on July 17, 2003. The meeting was held for the following purposes:

(1) To approve the election of ten (10) trustees to the Board of Trustees, as follows:

o David E.A. Carson
o Robert E. La Blanc
o Robert F. Gunia
o Douglas H. McCorkindale
o Stephen P. Munn
o Richard A. Redeker
o Judy A. Rice
o Robin B. Smith
o Stephen Stoneburn
o Clay T. Whitehead


(3) To permit an amendment to the management contract between PI and the Fund.

The results of the proxy solicitation on the preceding matters were:


Matter	Votes For	Votes Against	Votes Withheld	Abstentions

(1)
David E.A. Carson	20,515,623	--	231,064	--
Robert E. La Blanc	20,483,988	--	262,699	--
Robert F. Gunia	20,518,081	--	228,606	--
Douglas H.
McCorkindale	20,487,615	--	259,072	--
Stephen P. Munn	20,520,737	--	225,950	--
Richard A. Redeker	20,520,737	--	225,950	--
Judy A. Rice	20,518,081	--	228,606	--
Robin B. Smith	20,519,372	--	227,315	--
Stephen Stoneburn	20,520,737	--	225,950	--
Clay T. Whitehead	20,520,737	--	225,950	--

(3)
Permit an Amendment
to the Management
Contract between PI
and the Company	19,612,250	653,953	--	480,484


One or more matters in addition to the above referenced proposals were submitted for shareholder approval, and the shareholder meeting relating to those matters was adjourned until August 21, 2003, and a date following the close of the reporting period.


A meeting of the Fund's shareholders was held on August 21, 2003. The meeting was held for the following purposes:

(2) To approve a proposal to permit the manager to enter into, or make material changes to, subadvisory agreements without shareholder approval.

(4a) To approve changes to fundamental investment restrictions and policies, relating to: fund diversification.

(4b) To approve changes to fundamental investment restrictions and policies, relating to: issuing senior securities, borrowing money or pledging assets.

(4c) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling real estate.

(4d) To approve changes to fundamental investment restrictions and policies, relating to: buying and selling commodities and commodity contracts.

(4f) To approve changes to fundamental investment restrictions and policies, relating to: making loans.

(4g) To approve changes to fundamental investment restrictions and policies, relating to: other investment restrictions, including investing in securities of other investment companies.

The results of the proxy solicitation on the preceding matters were:


Matter	Votes For	Votes Against	Votes Withheld	Abstentions

(2)
Permit the Manager
to enter into, or
make changes to,
Subadvisory
Agreements without
Shareholder
Approval	9,085,591	1,330,115	--	474,426

(4a)
Fund
Diversification	9,598,160	814,723	--	477,249

(4b)
Issuing Senior
Securities,
Borrowing Money or
Pledging Assets	9,249,641	1,112,257	--	528,234

(4c)
Buying and Selling
Real Estate	9,431,014	941,248	--	517,870

(4d)
Buying and Selling
Commodities and
Commodity
Contracts	9,328,406	1,044,099	--	517,627

(4f)
Making Loans	9,278,201	1,071,406	--	540,525

(4g)
Other Investment
Restrictions	9,329,222	1,042,278	--	518,632



One or more matters in addition to the above referenced proposals were submitted for shareholder approval, and the shareholder meeting relating to those matters was adjourned until August 21, 2003, and a date following the close of them reporting period.